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      EXHIBIT 12

                          REALTY INCOME CORPORATION

        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

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
                                                Years ended December 31,
                                          ----------------------------------------------------
                               June 30,
                                 1997      1996      1995      1994      1993      1992
                          --------------------------------------------------------------

Net Income                     $16,253   $32,223   $25,600   $15,224   $29,318   $28,053
                          --------------------------------------------------------------

Fixed Charges:
  Interest                       3,149     1,987     2,186       354         5        --
  Amortization of fees             172       380       456        42        --        --
  Interest Capitalized              82       150       217        --        --        --
                          --------------------------------------------------------------

    Fixed Charges                3,403     2,517     2,859       396         5         0
                          --------------------------------------------------------------


Net Income before
  Fixed Charges                 19,574    34,590    28,242    15,620    29,323    28,053

Divided by Fixed Charges         3,403     2,517     2,859       396         5         0
                          --------------------------------------------------------------

Ratio of Earnings to
  Fixed Charges                    6:1      14:1      10:1      39:1    5865:1       N/A
                          --------------------------------------------------------------
                          --------------------------------------------------------------

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